Seneca Foods Reports a Sales Increase of 10.9% or $27.6 Million for the Three Months Ended July 1, 2017

MARION, N.Y. July 31, 2017 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the first quarter ended July 1, 2017.

Highlights (vs. year-ago, first quarter results):

▪	Net sales increased $27.6 million, or 10.9% to $280.2 million.
▪	The increase in sales attributed to a favorable sales volume variance of $28.6 million less an unfavorable sales mix and lower selling price variance of $(1.0) million.
▪	The volume increase is in part attributable to the Truitt Bros., Inc. acquisition which contributed $21.7 million in net sales.
▪	Net earnings decreased to a loss of $(0.8) million or $(0.09) per diluted share.

"We started the new fiscal year as we expected.  First quarter FIFO earnings and net sales are both up compared to the prior year.  We are also pleased that we were able to complete the acquisition of Truitt Bros. during the quarter.  Our performance will continue to be challenged by an anticipated large LIFO charge due to higher input costs over the remainder of the fiscal year," stated Kraig Kayser, President and Chief Executive Officer.

Financial Results for the First Quarter of 2018

The Company reported a net loss for the fiscal first quarter of 2018 of $(0.8) million, or $(0.09) per diluted share, compared to a net loss of $(0.1) million, or $(0.01) per diluted share, in the fiscal first quarter of 2017.  Net sales for the first quarter ended July 1, 2017, increased from the first quarter ended July 2, 2016, by 10.9%, to $280.2 million.  The increase is attributable to increased sales volume of $28.6 million partially offset by lower selling prices/less favorable sales mix of $1.0 million.  The volume increase is in part attributable to the Truitt Bros., Inc. acquisition which contributed $21.7 million in net sales.

Operating earnings, excluding LIFO and plant restructuring impact, was $8.3 million and $4.7 million for the quarter ended July 1, 2017 and July 2, 2016, respectively.  A reconciliation of reported operating income to operating earnings excluding LIFO and plant restructuring charges is provided below.

About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, Green Valley®, CherryMan®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label.   Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company's historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Earnings excluding LIFO and plant restructuring.

	Quarter Ended
	In millions
	7/1/2017	7/2/2016
	FY 2018	FY 2017

Operating earnings, as reported:	$0.8	$1.6

LIFO charge	7.4	1.9

Plant restructuring charge	0.1	1.2

Operating earnings, excluding LIFO and plant restructuring impact	$8.3	$4.7

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
	Quarter Ended
EBITDA and FIFO EBITDA:	July 1, 2017	July 2, 2016
	(In thousands)

Net loss	$(839)	$(62)
Income tax benefit	(1,519)	(48)
Interest expense, net of interest income	3,217	2,144
Depreciation and amortization	7,748	5,911
Interest amortization	(71)	(85)
EBITDA	8,536	7,860
LIFO charge	7,443	1,899
FIFO EBITDA	$15,979	$9,759

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company's ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company's marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data
For the Periods Ended July 1, 2017 and July 2, 2016
(In thousands of dollars, except share data)

	First Quarter
	Fiscal 2018	Fiscal 2017

Net sales	$280,187	$252,614

Plant restructuring expense (note 2)	$81	$1,185

Other operating income, net (note 3)	$2,612	$12

Operating income (note 1)	$838	$1,597
Earnings from equity investment	(21)	(437)
Interest expense, net	3,217	2,144
Loss before income taxes	$(2,358)	$(110)

Income tax benefit	(1,519)	(48)

Net loss	$(839)	$(62)

Loss attributable to common stock (note 4)	$(839)	$(67)

Basic loss per share	$(0.09)	$(0.01)

Diluted loss per share	$(0.09)	$(0.01)

Weighted average shares outstanding basic	9,814,017	9,808,026

Weighted average shares outstanding diluted	9,884,031	9,878,431

Note 1: The effect of the LIFO inventory valuation method on first quarter pre-tax results decreased operating earnings by $7,443,000 for the three month period ended July 1, 2017 and decreased operating earnings by $1,899,000 for the three month period ended July
2, 2016.
Note 2: The three month period ended July 1, 2017 included a restructuring charge primarily for severance and moving costs of $81,000.
The three month period ended July 2, 2016 included a restructuring charge for a Northwest plant of $1,185,000.
Note 3: Other gain for the current year of $2,612,000 includes the bargain purchase gain on the Truitt acquisition of $1,096,000, a gain on the sale of a Midwest plant of $1,081,000 and net gain on the sale of other unused fixed assets of $435,000.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

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